BRAZOS MUTUAL FUNDS
ADDENDUM TO CUSTODY AGREEMENT

THIS ADDENDUM dated as of this 31st day of  July, 2006, to the Custody  Agreement, dated as of  October 1, 2002, as amended as of February 10, 2006, (the “Agreement”), is entered by and between BRAZOS MUTUAL FUNDS, a  Delaware business  trust (the “Trust”) and U.S. BANK, NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to modify said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its modification by written agreement executed by the Custodian and the Trust; and

NOW THEREFORE, the parties agree to add and/or amend the following provisions:

A.           The following should be added to the preamble of the Agreement:

WHEREAS, the Board of Trustees of the Trust has delegated to the Custodian the responsibilities set forth in Rule 17f-5(c) under the 1940 Act and the Custodian is willing to undertake the responsibilities and serve as the foreign custody manager for the Trust.

B.	Sections 14.15 and 14.16 shall be added to Article I, Definitions, of the Agreement.

14.15
  “Eligible Foreign Custodian” has the meaning set forth in Rule 17f-5(a)(1), including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

14.16
“Foreign Securities” means any of the Trust’s investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Trust’s transactions in such investments

C.           Sections 14.13 and 14.14 of Article I, Definitions, shall be amended and restated as the following:

14.13
“Sub-Custodian” shall mean and include (i) any branch of a “U.S. bank,” as that term is defined in Rule 17f-5 under the 1940 Act, and (ii) any “Eligible Foreign Custodian” having a contract with the Custodian which the Custodian has determined will provide reasonable care of assets of the Fund based on the standards specified in Section 14.3 of Article III below.  Such contract shall be in writing and shall include provisions that provide: (i) for indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract; (ii) that the Foreign Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub-Custodian or its creditors except a claim of payment for their safe custody or administration, in the case of cash deposits, liens or rights in favor of creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws; (iii) that beneficial ownership for the Foreign Securities will be freely transferable without the payment of money or value other than for safe custody or administration; (iv) that adequate records will be maintained identifying the assets as belonging to the Fund or as being held by a third party for the benefit of the Fund; (v) that the Fund’s independent public accountants will be given access to those records or confirmation of the contents of those records; and (vi) that the Fund will receive periodic reports with respect to the safekeeping of the Fund’s assets, including, but not limited to, notification of any transfer to or from a Fund's account or a third party account containing assets held for the benefit of the Fund.  Such contract may contain, in lieu of any or all of the provisions specified in (i) - (vi) above, such other provisions that the Custodian determines will provide, in their entirety, the same or a greater level of care and protection for Fund assets as the specified provisions.

14.14
“Written Instructions” shall mean (i) written communications actually received by the Custodian and signed by any two Authorized Persons, (ii) communications by telex or any other such system from one or more persons reasonably believed by the Custodian to be Authorized Persons, or (iii) communications between electro-mechanical or electronic devices provided that the use of such devices and the procedures for the use thereof shall have been approved by resolutions of the Board of Directors, a copy of which, certified by an Officer, shall have been delivered to the Custodian.

D.           Section 14.1 of Article II, Appointment of Custodian, shall be amended and restated as the following:

14.1
Appointment.  The Trust hereby appoints the Custodian as custodian of all Securities and cash owned by or in the possession of the Funds at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The Trust hereby delegates to the Custodian, subject to Rule 17f-5(b), the responsibilities with respect to the Fund’s Foreign Securities, and the Custodian hereby accepts such delegation as foreign custody manager with respect to the Funds.  The services and duties of the Custodian shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Custodian hereunder.

E.           Sections 14.1, 14.3 and 14.10 (a) of Article III, Custody of Cash and Securities, shall be amended and restated as the following:

       14.1         Segregation.  All Securities and non-cash property held by the Custodian for the account of the Fund (other than Securities maintained in a Securities Depository, Eligible Securities Depository or Book-Entry System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian (including the Securities and non-cash property of the other series of the Trust, if applicable) and shall be identified as subject to this Agreement.

   14.3   Appointment of Agents.

(a)
In its discretion, the Custodian may appoint one or more Sub-Custodians to establish and maintain arrangements with (i) Eligible Securities Depositories or (ii) Eligible Foreign Custodians who are members of the Sub-Custodian’s network to hold Securities and cash of the Funds and to carry out such other provisions of this Agreement as it may determine; provided, however, that the appointment of any such agents and maintenance of any Securities and cash of the Funds shall be at the Custodian's expense and shall not relieve the Custodian of any of its obligations or liabilities under this Agreement.  The Custodian shall be liable for the actions of any Sub-Custodians (regardless of whether assets are maintained in the custody of a Sub-Custodian, a member of its network or an Eligible Securities Depository) appointed by it as if such actions had been done by the Custodian.

(b)
If, after the initial appointment of Sub-Custodians by the Board of Trustees in connection with this Agreement, the Custodian wishes to appoint other Sub-Custodians to hold property of the Funds, it will so notify the Trust and  make the necessary determinations as to determine any such new Sub-Custodian's eligibility under Rule 17f-5 under the 1940 Act.

(c)
In performing its delegated responsibilities as foreign custody manager to place or maintain the Fund’s assets with a Sub-Custodian, the Custodian will determine that the Fund’s assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Fund’s assets will be held by that Sub-Custodian, after considering all factors relevant to safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(d)	The agreement between the Custodian and each Sub-Custodian acting hereunder shall contain the required provisions set forth in Rule 17f-5(c)(2) under the 1940 Act.

(e)
At the end of each calendar quarter, the Custodian shall provide written reports notifying the Board of Trustee of the withdrawal or placement of the Securities and cash of the Fund with a Sub-Custodian and of any material changes in the Fund’s arrangements.  Such reports shall include an analysis of the custody risks associated with maintaining assets with any Eligible Securities Depositories.  The Custodian shall promptly take such steps as may be required to withdraw assets of the Fund from any Sub-Custodian arrangement that has ceased to meet the requirements of Rule 17f-5 or Rule 17f-7 under the 1940 Act, as applicable.

(f)
With respect to its responsibilities under this Section 14.3, the Custodian hereby warrants to the Trust that it agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of property of the Fund.  The Custodian further warrants that the Fund's assets will be subject to reasonable care if maintained with a Sub-Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:  (i) the Sub-Custodian's practices, procedures, and internal controls for certificated securities (if applicable), its method of keeping custodial records, and its security and data protection practices;  (ii)  whether the Sub-Custodian has the requisite financial strength to provide reasonable care for Fund assets; (iii)  the Sub-Custodian's general reputation and standing and, in the case of a Securities Depository, the Securities Depository's operating history and number of participants; and (iv)  whether the Fund will have jurisdiction over and be able to enforce judgments against the Sub-Custodian, such as by virtue of the existence of any offices of the Sub-Custodian in the United States or the Sub-Custodian's consent to service of process in the United States.

(g)
The Custodian shall establish a system or ensure that its Sub-Custodian has established a system to monitor on a continuing basis (i) the appropriateness of maintaining the Fund’s assets with a Sub-Custodian or Eligible Foreign Custodians who are members of a Sub-Custodian’s network; (ii) the performance of the contract governing the Fund’s arrangements with such Sub-Custodian or Eligible Foreign Custodian’s members of a Sub-Custodian’s network; and (iii) the custody risks of maintaining assets with an Eligible Securities Depository.  The Custodian must promptly notify the Fund or its investment adviser of any material change in these risks.

(h)
The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to Foreign Securities to which the Fund shall be entitled and shall credit such income, as collected, to the Trust.  In the event that extraordinary measures are required to collect such income, the Trust and the Custodian shall consult as to the measurers and as to the compensation and expenses of the Custodian relating to such measures.

14.10   Records.

(a)
The Custodian shall maintain complete and accurate records with respect to Securities, cash or other property held for the Fund, including (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting (A) Securities in transfer, (B) Securities in physical possession, (C) monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefore and substitutions of such collateral), (D) dividends and interest received, and (E) dividends receivable and interest receivable; and (iii) canceled checks and bank records related thereto; and (iv) all records relating to its activities and obligations under this Agreement.  The Custodian shall keep such other books and records of the Fund as the Trust shall reasonably request, or as may be required by the 1940 Act, including, but not limited to, Section 31 of the 1940 Act and Rule 31a-2 promulgated thereunder.

F.           The Global Sub-Custodial Fees, attached hereto, shall be added to Exhibit D, the Fee Schedule of the Agreement.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRAZOS MUTUAL FUNDS	U.S BANK, N.A.

By: /s/ Benjamin C. Bell, Jr.	By: /s/ Joseph C. Neuberger

Name: Benjamin C. Bell, Jr.	Name: Joseph C. Neuberger

Title: CEO	Title: SVP

Exhibit D - Addendum to the Custody Agreement

Brazos Mutual Funds GLOBAL SUB-CUSTODIAL SERVICES BANK OF NEW YORK - ANNUAL FEE SCHEDULE
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	_____	$_____	Latvia	Gov't Bonds	_____	$_____
Australia	All	_____	$_____	Lebanon	All	_____	$_____
Austria	Equities/Bonds	_____	$_____	Lithuania	All	_____	$_____
Austria	Depo Receipt	_____	$_____	Luxembourg	All	_____	$_____
Austria	non ATS ALL	_____	$_____	Malaysia	All	_____	$_____
Bahrain	All	_____	$_____	Mali	All	_____	$_____
Bangladesh	All	_____	$_____	Malta	All	_____	$_____
Belgium	All	_____	$_____	Mauritius	All	_____	$_____
Benin	All	_____	$_____	Mexico	All	_____	$_____
Bermuda	All	_____	$_____	Morocco	All	_____	$_____
Bolivia	All	_____	$_____	Namibia	All	_____	$_____
Botswana	All	_____	$_____	Netherlands	All	_____	$_____
Brazil	All	_____	$_____	New Zealand	All	_____	$_____
Bulgaria	All	_____	$_____	Niger	All	_____	$_____
Burkina Faso	All	_____	$_____	Nigeria	All	_____	$_____
Canada	All	_____	$_____	Norway	All	_____	$_____
Chile	All	_____	$_____	Oman	All	_____	$_____
China-Shanghai	All	_____	$_____	Pakistan	All	_____	$_____
China-Shenzhen	All	_____	$_____	Palestinian	All	_____	$_____
Columbia	All	_____	$_____	Panama	All	_____	$_____
Costa Rica	All	_____	$_____	Peru	All	_____	$_____
Croatia	All	_____	$_____	Philippines	All	_____	$_____
Cyprus	All	_____	$_____	Poland	All	_____	$_____
Czech Republic	All	_____	$_____	Portugal	All	_____	$_____
Denmark	All	_____	$_____	Qatar	All	_____	$_____
EASDAQ	All	_____	$_____	Romania	All	_____	$_____
Ecuador	All	_____	$_____	Russia	Equities/Bonds	_____	$_____
Egypt	All	_____	$_____	Russia	MINFIN	_____	$_____
Estonia	All	_____	$_____	Senegal	All	_____	$_____
Euromarkets	All	_____	$_____	Singapore	All	_____	$_____
Finland	All	_____	$_____	Slovak Republic	All	_____	$_____
France	All	_____	$_____	Slovenia	All	_____	$_____
Germany	All	_____	$_____	South Africa	All	_____	$_____
Ghana	All	_____	$_____	South Korea	All	_____	$_____
Greece	All	_____	$_____	Spain	All	_____	$_____
Guinea Bissau	All	_____	$_____	Sri Lanka	All	_____	$_____
Hong Kong	All	_____	$_____	Swaziland	All	_____	$_____
Hungary	All	_____	$_____	Sweden	All	_____	$_____
Iceland	All	_____	$_____	Switzerland	All	_____	$_____
India	All	_____	$_____	Taiwan	All	_____	$_____
Indonesia	All	_____	$_____	Thailand	All	_____	$_____
Ireland	All	_____	$_____	Togo	All	_____	$_____
Israel	All	_____	$_____	Trinidad & Tobago	All	_____	$_____
Italy	All	_____	$_____	Tunisia	All	_____	$_____
Ivory Coast	All	_____	$_____	Turkey	All	_____	$_____
Jamaica	All	_____	$_____	United Kingdom	All	_____	$_____
Japan	All	_____	$_____	Ukraine	All	_____	$_____
Jordan	All	_____	$_____	Uruguay	All	_____	$_____
Kazakhstan	Equities	_____	$_____	Venezuela	All	_____	$_____
Kazakhstan	Bonds	_____	$_____	Zambia	All	_____	$_____
Kenya	All	_____	$_____	Zimbabwe	All	_____	$_____
Latvia	Equities/Bonds	_____	$_____